Exhibit 8.1

List of Subsidiaries

Name	Jurisdiction of Incorporation	Percentage of Ownership
ARB IOT (M) Sdn Bhd	Malaysia	100%
ARB IOT Group Sdn Bhd	Malaysia	100%
ARB Lab Sdn Bhd	Malaysia	100%
ARB AI Sdn Bhd	Malaysia	100%
ARB AI Agro Sdn Bhd	Malaysia	100%
ARB 5G Sdn Bhd	Malaysia	100%
ARB Techsymbol Sdn Bhd	Malaysia	100%
ARB Information Sdn Bhd	Malaysia	100%
ARB R&D Sdn Bhd	Malaysia	100%
ARBIOT Sdn Bhd	Malaysia	100%
ARB Agro Technology Sdn Bhd	Malaysia	100%
ARB Big Data Sdn Bhd	Malaysia	100%
ARB Logistic Technologies Sdn Bhd	Malaysia	100%
ARB WMS Technologies Sdn Bhd	Malaysia	51%
ARB AI Technology Sdn Bhd	Malaysia	100%
ARB Innovation Sdn Bhd	Malaysia	100%
ARB R1 Technology Sdn Bhd	Malaysia	100%
ARB Robotic Sdn Bhd	Malaysia	100%
ARB Intelligence Sdn Bhd	Malaysia	100%